UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 21, 2017
Date of report (Date of earliest event reported)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-34734	20-2454942
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1431 Opus Place, Suite 530 Downers Grove, Illinois		60515
(Address of Principal Executive Offices)		(Zip Code)
(414) 615-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As described in Item 2.03 below, on July 21, 2017, we entered into a credit agreement with BMO Harris Bank, N.A. and certain other lenders. The disclosure provided in Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 21, 2017, we and our direct and indirect domestic subsidiaries entered into a credit agreement (the “credit agreement”) with BMO Harris Bank N.A., as Administrative Agent and Swing Line Lender, and the Lenders, Joint Lead Arrangers and Joint Book Runners party thereto (the “senior credit facility”). We used the initial proceeds from the senior credit facility for working capital purposes and to redeem all of the outstanding shares of our Series F Cumulative Redeemable Preferred Stock originally issued on May 2, 2017.
The senior credit facility consists of: (i) a $200.0 million asset-based revolving line of credit, of which up to (x) $20.0 million is a FILO facility (as defined in the credit agreement), (y) $20.0 million may be used for swing line loans (as defined in the credit agreement), and (z) $30.0 million may be used for letters of credit; (ii) an approximately $56.8 million term loan facility; and (iii) a $35.0 million asset-based facility available to finance future capital expenditures. The senior credit agreement provides that the revolving line of credit may be increased by up to an additional $100.0 million under certain circumstances. The senior credit facility matures on July 21, 2022. Principal on the term loan facility is due in quarterly installments based upon a 5.5-year amortization schedule (i.e. each installment is 1/22nd of the original principal amount of the term loan), commencing on March 31, 2018. Principal on each draw under the capital expenditure facility is due in quarterly installments based upon a six-year amortization schedule (i.e. each installment shall be 1/24th of the original principal amount of any capital expenditure loan), commencing on the last day of the first full fiscal quarter immediately following the making of each such capital expenditure loan. Advances under our senior credit facility bear interest at either: (a) the LIBOR Rate (as defined in the credit agreement), plus an applicable margin ranging from 1.50% to 2.00% for the non-FILO facilities and 2.50% to 3.00 for the FILO facility; or (b) the Base Rate (as defined in the credit agreement), plus an applicable margin ranging from 0.50% to 1.00% for the non-FILO facilities and 1.50% to 2.00% for the FILO facility.
The obligations under our credit agreement are guaranteed by each of our domestic subsidiaries pursuant to a guaranty included in the credit agreement. As security for our and their obligations under the credit agreement, we and our domestic subsidiaries have granted a first priority lien on substantially all of our and our domestic subsidiaries’ tangible and intangible personal property, including a pledge of the capital stock of certain of our direct and indirect subsidiaries.
The credit agreement contains a minimum fixed charge coverage ratio financial covenant that must be maintained when excess availability falls below a specified amount. In addition, the credit agreement contains negative covenants limiting, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted in such agreements. The credit agreement also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the credit agreement to be in full force and effect, and a change of control of our business.
The foregoing description of the terms of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the credit agreement, which is attached hereto as Exhibit 10.33.

Item 7.01.	Regulation FD Disclosure.

On July 24, 2017, we issued a press release relating to the items described in this Current Report. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.
In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information.
Not applicable.
(c)	Shell Company Transactions.
Not applicable.
(d)	Exhibits.
Exhibit
Number

10.33	Credit Agreement, dated July 21, 2017, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto
99.1	Press Release dated July 24, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Date: July 27, 2017	By:	/s/ Curtis W. Stoelting
Curtis W. Stoelting
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.33	Credit Agreement, dated July 21, 2017, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto
99.1	Press Release dated July 24, 2017